NEWS RELEASE
FOR IMMEDIATE RELEASE

SINOBIOMED - CANCELLATION OF SHARES BY MAJOR STOCKHOLDER

Shanghai, China - March 15, 2007 - Sinobiomed Inc. (the “Company”) (OTCBB: SOBM) (formerly named CDoor Corp.) announces that its major stockholder, Mr. Ka Yu, who holds approximately 80,000,000 shares of common stock post forward stock split, has voluntarily surrendered for cancellation 76,000,000 shares. Prior to the closing of the Share Purchase Agreement between the Company, Wanxin Bio-Technology Limited (“Wanxin”) and the shareholders of Wanxin, which occurred on January 12, 2007, Mr. Ka Yu voluntarily agreed to surrender for cancellation 95% of the shares registered in his name after the Share Purchase Agreement completed and the Company held its shareholders meeting in order to encourage the shareholders of Wanxin to complete the Share Purchase Agreement and to allow Mr. Ban-Jun Yang to become the major shareholder of the Company. The cancellation of these 76,000,000 shares will reduce the issued and outstanding shares from 191,000,000 to 115,000,000.

As a correction for the news release issued on March 2, 2007 we would like to advise that Dr. Tom Chen serves as the Chief Technical Consultant of Shanghai Wanxing Bio-pharmaceuticals Co., Ltd. rather than Chief Medical Officer as previously stated.

ABOUT SINOBIOMED INC.

Sionbiomed Inc. is the sole shareholder of Wanxin Bio-Technology Limited, a BVI company which is the sole shareholder of Manhing Enterprises Limited, a Hong Kong company, and Manhing Enterprises Limited is the registered owner of 82% of the capital of Shanghai Wanxing Bio-pharmaceuticals Co., Ltd. In addition, Shanghai Wanxing Bio-pharmaceuticals Co., Ltd. is the registered owner of 50.33% of the capital of Shanghai Wanxing Bio-science Cosmetic Co., Ltd.

Shanghai Wanxing Bio-pharmaceuticals Co., Ltd. (“Shanghai Wanxing”) is a leading Chinese developer of genetically engineered recombinant protein drugs and vaccines. Based in Shanghai, Shanghai Wanxing currently has 10 products approved or in development: two on the market, one awaiting approval, four in clinical trials and three in research and development. Shanghai Wanxing’s products respond to a wide range of diseases and conditions, including malaria, hepatitis, surgical bleeding, cancer, rheumatoid arthritis, diabetic ulcers and burns, and blood cell regeneration.

Shanghai Wanxing has proven expertise in recombinant protein drug development. This category of drugs - developed using biotechnology -- are valued for their safety, lower cost of production and efficacy compared to chemical drugs. These biopharmaceuticals are becoming one of the fastest growing segments in the global pharmaceutical industry.

China is projected to become one of the world's major biotech players in the next 15 years. The country's biopharmaceutical industry has witnessed rapid growth since the late 1980s and is continuing to expand with more than 30 percent annual revenue growth, according to Advances in Biopharmaceutical Technology in China, September 2006, a report from BioPlan Associates (www.bioplanassociates.com) and the Society for Industrial Microbiology.

Shanghai Wanxing also has proven expertise in recombinant protein manufacturing technology and a patented low-cost, high-yield production process to enhance bioactivity and guarantee the highest levels or purity. It also has one of China’s largest capacities for the manufacture of recombinant bio-products. Shanghai Wanxing also has strong strategic alliances with leading Chinese research hospitals and institutes for collaborative development of patented and patentable techniques and treatments. This domestic strength is complemented by established relationships with internationally recognized health researchers and organizations.

For further information please refer to the Company’s filings with the SEC on EDGAR available at www.sec.gov.

FORWARD LOOKING STATEMENTS This news release may include "forward-looking statements" regarding Sinobiomed Inc., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Sinobiomed Inc. expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Sinobiomed Inc. does not undertake any obligation to update any forward looking statement, except as required under applicable law.

Contact:

Sinobiomed Investor Relations
Toll Free: 1-866-588-0829
Email: info@sinobiomed.com